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                       December 12, 2022

       Mitchell Mechigian
       Chief Financial Officer
       Blockchain Coinvestors Acquisition Corp. I
       PO Box 1093,
       Boundary Hall
       Cricket Square, Grand Cayman
       KY1- 1102, Cayman Islands

                                                        Re: Blockchain
Coinvestors Acquisition Corp. I
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41050

       Dear Mitchell Mechigian:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction